ATSG Extends, Expands Credit Facility

WILMINGTON, Ohio, July 24, 2012 - Air Transport Services Group, Inc. (NASDAQ: ATSG) announced today that it has obtained commitments for an expansion of the revolver portion of its secured credit facility with a consortium of banks led by SunTrust, and that it has extended the maturity of the entire facility by 14 months.

The changes increase by $50 million, to $225 million, the $175 million revolving credit portion of a $325 million credit facility that ATSG completed in May 2011 and was due to mature in May 2016. The facility also includes a $150 million term loan. Both the revolver and term loan portions of the credit agreement will now mature in July 2017.

The increase in the revolver was completed under the credit facility's accordion feature, which provided for a $50 million increase in the revolver subject to approval of the bank consortium. The accordion feature remains, allowing ATSG to pursue, if it chooses, a further increase in either its term or revolver credit commitments.

“We continue to finance the expansion of our attractive freighter aircraft fleet with a combination of our operating cash flow and borrowed funds,” said Quint Turner, chief financial officer of ATSG. “The expanded facility will maintain our flexibility to continue that growth if and when we can acquire and modify mid-sized aircraft under terms that allow us to achieve our return-on-capital targets. The lending institutions participating in our credit facility remain supportive of our strategy, resulting again in an oversubscription of offered commitments.”

The term loan will continue to amortize as provided under the credit agreement, adjusted for the new July 2017 maturity date. As of July 20, the outstanding balance on the revolver facility was $131.0 million, the vast majority of which was invested in the purchase of passenger aircraft and in the modification of those aircraft into freighter configuration.

The expansion of the revolver ceiling does not affect the variable interest rate on that portion of the agreement. It currently stands at the Eurodollar Rate plus 2.25 percentage points, based on the schedule in the credit facilities agreement. The credit facility is secured by certain designated aircraft.

Joint lead bank responsibilities in the bank consortium are shared by Regions and JPMorgan Chase. Documentation agent responsibilities are assumed by Bank of America.

About ATSG
ATSG is a leading provider of aircraft leasing and air cargo transportation and related services to domestic and foreign air carriers and other companies that outsource their air cargo lift requirements. ATSG, through its leasing and airline subsidiaries, is the world's largest owner and operator of converted Boeing 767 freighter aircraft. Through its principal subsidiaries, including three airlines with separate and distinct U.S. FAA Part 121 Air Carrier certificates, ATSG provides aircraft leasing, air cargo lift, aircraft maintenance services and airport ground services. ATSG's subsidiaries include ABX Air, Inc.; Airborne Global Solutions, Inc.; Air Transport International, LLC; Cargo Aircraft Management, Inc.; Capital Cargo International Airlines, Inc.; and Airborne Maintenance and Engineering Services, Inc. For more information, please see www.atsginc.com.

Contact:
Quint Turner, ATSG Inc.
Chief Financial Officer
937-382-5591